Exhibit 99.1

Acumen Pharmaceuticals Reports Second Quarter 2025 Financial Results
and Business Highlights

•Expect to report topline results for ALTITUDE-AD, a Phase 2 study to investigate sabirnetug (ACU193) for the treatment of early Alzheimer’s disease, in late 2026
•Expect decision to advance an oligomer-targeted Enhanced Brain DeliveryTM product candidate in early 2026
•Cash, cash equivalents and marketable securities of $166.2 million as of June 30, 2025, expected to support current clinical and operational activities into early 2027
•Company to host conference call and webcast today at 8:00 a.m. ET

NEWTON, Mass., August 12, 2025 – Acumen Pharmaceuticals, Inc. (NASDAQ: ABOS) (“Acumen” or the “Company”), a clinical-stage biopharmaceutical company developing novel therapeutics that target toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD), today reported financial results for the second quarter of 2025 and provided a business update.
“Our momentum in the second quarter continued to reflect our strong operational execution and broadening portfolio with the addition of our Enhanced Brain Delivery (EBDTM) program,” said Daniel O’Connell, Chief Executive Officer of Acumen. “We purposely pursued this collaboration to augment our pipeline with innovative science in a fiscally responsible manner, all with the goal of delivering meaningful impact to patients. We look forward to producing a non-clinical data package in early 2026 that will further inform our EBD development strategy. This will be closely followed by expected topline results in late 2026 for ALTITUDE-AD, our Phase 2 study investigating the efficacy, safety and tolerability of sabirnetug for the treatment of early AD. We believe, with this portfolio, that we are well-positioned to deliver next-generation treatment options for early Alzheimer’s disease.”
Recent Highlights
•In July 2025, the Company presented at the Alzheimer’s Association International Conference (AAIC).
•We reported operational innovations in our ALTITUDE-AD Phase 2 clinical trial where investigators implemented an innovative two-step screening process using plasma pTau217 biomarker assay testing that yielded significant clinical trial screening and cost efficiencies. The approach reduced total screening costs by approximately 40% across U.S. and Canadian sites. The strategy performed as intended, helping to achieve strong enrollment rates and reducing unnecessary amyloid PET scans and lumbar puncture procedures for potential participants.

•An additional presentation demonstrated sabirnetug's selectivity for binding to toxic AβOs through comprehensive surface plasmon resonance testing. The study revealed sabirnetug achieved the highest binding affinities to AβO preparations among the monoclonal antibodies tested. Overall, sabirnetug demonstrated 8,750-fold selectivity for Aβ1-42 stabilized oligomers over Aβ1-40 monomers, supporting sabirnetug’s mechanism of action and selectivity for AβOs.

•Find more information here.

•In July 2025, the Company announced a collaboration, option and license agreement with JCR Pharmaceuticals (“JCR”) to develop an oligomer-targeted Enhanced Brain Delivery (EBDTM) therapy for Alzheimer’s disease.

•The combination of sabirnetug or additional, novel, AβO-selective antibodies with JCR’s blood-brain barrier-penetrating technology (J-Brain Cargo®) strengthens Acumen’s portfolio of AβO-targeted therapies.

•Acumen and JCR have collaborated for more than a year conducting feasibility work to assess the combination of JCR’s transferrin targeting technology with Acumen’s AβO-targeting antibodies.
Anticipated Milestones
•The Company expects topline results from ALTITUDE-AD, a Phase 2 study to investigate sabirnetug for the treatment of early Alzheimer’s disease, in late 2026.
•The Company expects non-clinical data to support the development of an EBD therapy in early 2026, at which point Acumen has an exclusive right to exercise its option to develop up to two development candidates as part of its partnership with JCR.
Second Quarter 2025 Financial Results
•Cash Balance. As of June 30, 2025, cash, cash equivalents and marketable securities totaled $166.2 million compared to cash, cash equivalents and marketable securities of $197.9 million as of March 31, 2025. The decrease in cash is related to funding ongoing operations. Cash is expected to support current clinical and operational activities into early 2027.

•Research and Development (R&D) Expenses. R&D expenses were $37.1 million for the three-month period ended June 30, 2025, compared to $19.5 million for the three-month period ended June 30, 2024. The increase in R&D expenses was primarily due to an increase for manufacturing and materials, as well as an increase for CRO costs associated with the ALTITUDE-AD clinical trial.

•General and Administrative (G&A) Expenses. G&A expenses were $4.6 million for the three-month period ended June 30, 2025, compared to $4.8 million for the three-month period ended June 30, 2024. The decrease was primarily due to immaterial decreases in insurance and recruiting costs.
•Loss from Operations. Loss from operations was $41.8 million for the three-month period ended June 30, 2025, compared to $24.4 million for the three-month period ended June 30, 2024. This increase was due to the increased R&D expenses over the prior year period.
•Net Loss. Net loss was $41.0 million for the three-month period ended June 30, 2025, compared to $20.5 million for the three-month period ended June 30, 2024.
Conference Call Details
Acumen will host a conference call and live audio webcast today, August 12, 2025, at 8:00 a.m. ET.
To participate in the live conference call, please register using this link. After registration, you will be informed of the dial-in numbers including PIN. Please register at least one day in advance.

The webcast audio will be available via this link.

An archived version of the webcast will be available for at least 30 days in the Investors section of the Company's website at www.acumenpharm.com.
About Sabirnetug (ACU193)
Sabirnetug (ACU193) is a humanized monoclonal antibody (mAb) discovered and developed based on its selectivity for soluble amyloid beta oligomers (AβOs), which are a highly toxic and pathogenic form of Aβ, relative to Aβ monomers and amyloid plaques. Soluble AβOs have been observed to be potent neurotoxins that bind to neurons, inhibit synaptic function and induce neurodegeneration. By selectively targeting toxic soluble AβOs, sabirnetug aims to address the hypothesis that soluble AβOs are an early and persistent underlying cause of the neurodegenerative process in Alzheimer’s disease (AD). Sabirnetug has been granted Fast Track designation for the treatment of early AD by the U.S. Food and Drug Administration and is currently being evaluated in a Phase 2 study in patients with early AD.
About ALTITUDE-AD (Phase 2)
Initiated in 2024, ALTITUDE-AD is a Phase 2, multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the efficacy and safety of sabirnetug (ACU193) infusions administered once every four weeks in slowing cognitive and functional decline as compared to placebo in participants with early Alzheimer's disease. The study has enrolled 542 individuals with early Alzheimer’s disease (mild cognitive impairment or mild dementia due to AD) at multiple investigative sites located in the United States, Canada, the European Union and the United Kingdom. More information can be found on www.clinicaltrials.gov, NCT identifier NCT06335173.
About Acumen Pharmaceuticals, Inc.
Acumen Pharmaceuticals is a clinical-stage biopharmaceutical company developing a novel therapeutic that targets toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD). Acumen’s scientific founders pioneered research on AβOs, which a growing body of evidence indicates are early and persistent triggers of Alzheimer’s disease pathology. Acumen is currently focused on advancing its investigational product candidate, sabirnetug (ACU193), a humanized monoclonal antibody that selectively targets toxic soluble AβOs, in its ongoing Phase 2 clinical trial ALTITUDE-AD (NCT06335173) in early symptomatic Alzheimer’s disease patients, following positive results in its Phase 1 trial INTERCEPT-AD. Acumen is also investigating a subcutaneous formulation of sabirnetug using Halozyme’s proprietary ENHANZE® drug delivery technology. Acumen is also collaborating with JCR Pharmaceuticals to develop an Enhanced Brain Delivery (EBD™) therapy for Alzheimer’s disease utilizing a transferrin-receptor-targeting blood-brain barrier-penetrating technology. The company is headquartered in Newton, Mass. For more information, visit www.acumenpharm.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statement describing Acumen’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “believes,” “expects,” “anticipates,” “could,” “should,” “would,” “seeks,” “aims,” “plans,” “potential,” “will,” “milestone” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include statements concerning Acumen’s business, and Acumen’s ability to achieve its strategic and financial goals, including its projected use of cash, cash equivalents and marketable securities and the expected sufficiency of its cash resources into early 2027, the therapeutic potential of Acumen’s product candidate, sabirnetug (ACU193), including against other antibodies, the timing of anticipated topline results of ALTITUDE-AD, the potential for additional development to support a subcutaneous dosing option of sabirnetug, and the potential to develop a candidate to treat Alzheimer's Disease utilizing EBD technology. These statements are based upon the current beliefs and expectations of Acumen management, and are subject to certain factors, risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing safe and effective human therapeutics. Such risks may be amplified by the impacts of geopolitical events and macroeconomic conditions, such as rising inflation and interest rates, supply disruptions and uncertainty of credit and financial markets. These and other risks concerning Acumen’s programs are described in additional detail in Acumen’s filings with the Securities and Exchange Commission (“SEC”), including in Acumen’s most recent Annual Report on Form 10-K, and in subsequent filings with the SEC. Copies of these and other documents are available from Acumen. Additional information will be made available in other filings that Acumen makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Acumen expressly disclaims any obligation to update or revise any forward-looking statement, except as otherwise required by law, whether, as a result of new information, future events or otherwise.

CONTACTS:

Investors:
Alex Braun
abraun@acumenpharm.com
Media: AcumenPR@westwicke.com

Acumen Pharmaceuticals, Inc.
Balance Sheets
(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$36,810	$35,627
Marketable securities, short-term	106,559	135,930
Prepaid expenses and other current assets	5,035	6,749
Total current assets	148,404	178,306
Marketable securities, long-term	22,797	59,968
Restricted cash	232	232
Other assets, long-term	464	486
Total assets	$171,897	$238,992
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,103	$5,648
Accrued clinical trial expenses	11,108	15,344
Accrued expenses and other current liabilities	11,650	6,615
Total current liabilities	24,861	27,607
Debt, long-term	29,882	29,419
Other liabilities, long-term	77	150
Total liabilities	54,820	57,176
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized and no shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 60,573,425 and 60,094,083 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	511,921	506,985
Accumulated deficit	(394,873)	(325,127)
Accumulated other comprehensive income (loss)	23	(48)
Total stockholders’ equity	117,077	181,816
Total liabilities and stockholders’ equity	$171,897	$238,992

Acumen Pharmaceuticals, Inc.
Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$37,125	$19,533	$62,391	$31,982
General and administrative	4,625	4,848	9,729	10,173
Total operating expenses	41,750	24,381	72,120	42,155
Loss from operations	(41,750)	(24,381)	(72,120)	(42,155)
Other income (expense)
Interest income	2,015	3,816	4,486	7,821
Interest expense	(1,046)	(1,004)	(2,069)	(2,004)
Change in fair value of embedded derivatives	(40)	1,100	150	1,050
Other expense, net	(129)	(68)	(193)	(122)
Total other income	800	3,844	2,374	6,745
Net loss	(40,950)	(20,537)	(69,746)	(35,410)
Other comprehensive gain (loss)
Unrealized gain (loss) on marketable securities	8	(20)	71	(476)
Comprehensive loss	$(40,942)	$(20,557)	$(69,675)	$(35,886)
Net loss per common share, basic and diluted	$(0.68)	$(0.34)	$(1.15)	$(0.59)
Weighted-average shares outstanding, basic and diluted	60,573,425	60,079,778	60,549,658	59,945,889

Acumen Pharmaceuticals, Inc.
Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(69,746)	$(35,410)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	31	33
Stock-based compensation expense	4,972	4,954
Amortization of premiums and accretion of discounts on marketable securities, net	(644)	(3,222)
Change in fair value of embedded derivatives	(150)	(1,050)
Amortization of right-of-use asset	61	56
Realized gain on marketable securities	(3)	(2)
Non-cash interest expense	613	539
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,714	(3,350)
Other long-term assets	18	(7)
Accounts payable	(3,545)	2,823
Accrued clinical trial expenses	(4,236)	2,640
Accrued expenses and other liabilities	4,962	(2,385)
Finance lease liability	—	(23)
Net cash used in operating activities	(65,953)	(34,404)
Cash flows from investing activities
Purchases of marketable securities	(38,056)	(57,093)
Proceeds from maturities and sales of marketable securities	105,316	85,605
Purchases of property and equipment	(88)	(16)
Net cash provided by investing activities	67,172	28,496
Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	7,938
Proceeds from exercise of stock options	37	—
Payment for financing lease	—	(739)
Payments for deferred offering costs	—	(188)
Repurchase of common shares to pay employee withholding taxes	(73)	(32)
Net cash provided by (used in) financing activities	(36)	6,979
Net change in cash and cash equivalents and restricted cash	1,183	1,071
Cash and cash equivalents and restricted cash at the beginning of the period	35,859	67,119
Cash and cash equivalents and restricted cash at the end of the period	$37,042	$68,190